EXHIBIT 10.24
STONERIDGE, INC.
LONG-TERM INCENTIVE PLAN
AMENDMENT TO RESTRICTED SHARES GRANT AGREEMENT
     Stoneridge, Inc., an Ohio corporation (the “Company”), and ___(the “Grantee”) hereby agree to the following amendment to the Restricted Shares Grant Agreement by and between the Company and Grantee dated April 18, 2005 (the “2005 RSGA”). The 2005 RSGA is inadvertently inconsistent with a condition relating to the grant of restricted shares approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) on April 18, 2005. Specifically, the performance-based restricted shares should only vest in proportion to the elapsed time in the performance period in the event of a change in control of the Company.
     Therefore, the parties agree that Section 5(b) of the RSGA shall be deleted in its entirety and replaced with the following:
5.	Notwithstanding anything to the contrary in this Agreement, the Restricted Shares awarded to the Grantee hereunder shall no longer be subject to a substantial risk of forfeiture and shall immediately vest in the Grantee and a certificate or certificates representing the Restricted Shares shall be delivered to the Grantee or the Grantee’s estate, as the case may be, upon
(b)	a Change in Control of the Company (as defined in the Plan); provided, however, the Restricted Shares part of Award II and Award III shall only vest in proportion to the number of months, including any partial month, elapsed in the performance period at the time of a Change of Control divided by 36, subject to the proviso below, or
The remainder of the RSGA remains unchanged.
     IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of the 4th day of January 2006.

STONERIDGE, INC.

By

The foregoing is hereby accepted.

(Signature)